SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                               Exchange Act of 1934


         Filed by the Registrant [x]
         Filed by a Party other than the Registrant [ ]

         Check the appropriate box:

         [ ]  Preliminary proxy statement
         [ ]  Definitive proxy statement
         [x]  Definitive additional materials
         [ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule
              14a-12

                                  W. R. GRACE & CO.
         ......................................................................
                 (Name of Registrant as Specified in Its Charter)


                                  W. R. GRACE & CO.
         ......................................................................

                    (Name of Person(s) Filing Proxy Statement)


         Payment of Filing Fee (Check the appropriate box):

         [ ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a6(i)(1), or
              14a-6(j)(2).
         [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
         [ ]  Fee computed on table below per Exchange Act Rules
              14a-6(i)(4) and 0-11.

              1) Title of each class of securities to which transac-tion applies:

                   ...................................................

              2) Aggregate number of securities to which transaction applies:

                   ...................................................

              3) Per unit price or other underlying value of transac-tion computed pursuant to Exchange Act Rule 0-11:

                   ...................................................



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              4)   Proposed maximum aggregate value of transaction:

                   ...................................................

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for
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              the previous filing by registration
              statement number, or the form or schedule and the date of its filing.

              1)   Amount previously paid:

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              2)   Form, schedule or registration statement no.:

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              3)   Filing party:

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              4)   Date filed:

                   ............................




























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                         [letterhead of W.R. Grace & Co.]



                                            May 1, 1995




         To our Shareholders:


                   We are pleased to announce that the Company's Board of Directors has elected Mr. Albert J. Costello as President and Chief Executive Officer of the Company, effective immediately. Mr. Costello was recommended to the Board by a search committee consisting of independent directors Dacey, Duffy, Eckmann, Frick and myself which, assisted by the firm of Spencer Stuart Inc., considered an extensive list of highly qualified candidates. We believe that Mr. Costello brings to the Company the vision, leadership and experience necessary to lead W.R. Grace forward to an exciting and prosperous future.

                   Our agreement with Mr. Costello provides that he will be elected by the Board as a director of W.R. Grace and Chairman of the Board promptly following the Company's May 10, 1995 Annual Meeting. Under New York law, Mr. Costello will stand for reelection at the 1996 Annual Meeting.

                   Mr. Costello, who is 59 years old, was Chairman of the Board and Chief Executive Officer of American Cyanamid Company, an approximately $4.2 billion (sales) chemicals and life-sciences company, from April 1993 until that Company was acquired by American Home Products in 1994 for approximately $9.6 billion. He became President of American Cyanamid and a member of its Board of Directors in 1991, having first joined the company as a chemist in 1957. Mr. Costello is also a di-rector of FMC Corp., and a member of the Boards of Trustees of Fordham University and St. Joseph's Hospital and Medical Cen-ter.

                   The Company has entered into an agreement with Mr. Costello that provides for an employment term of three years (through April 30, 1998), an annual salary of $900,000 per year (subject to annual review), a 1995 annual bonus of at least $900,000, and an annual bonus in subsequent years as may be








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         awarded based on performance under the Company's Annual Incen-
         tive Compensation Program or a successor program. Mr. Costello was also granted options to purchase 300,000 shares of the Company's common stock under the Company's 1994 Stock Incentive Plan at the market price as of May 1, 1995, 100,000 of which will vest on May 1 of each of 1996, 1997 and 1998. In addi-tion, Mr. Costello will participate in the Company's Long-Term Incentive Program on the same basis as other senior executives of the Company from his starting date and will receive change-in-control severance protection and other executive benefits on the same terms as other senior executives of the Company. The letter agreement contemplates that the Company and Mr. Costello will enter into a more formal employment agreement as soon as possible, which will incorporate the terms of today's agreement and such other terms and provisions as are appropriate for contracts of that nature.

                   As you know, the Company's 1995 Annual Meeting of Shareholders will be held on Wednesday, May 10, 1995. For those of you who have not sent a proxy card or who wish to change your vote, we enclose another proxy card which may be used by you in connection with the Annual Meeting. All share-holders who have not sent us their proxy cards are urged to send their proxy cards, duly executed.


                                  Sincerely yours,

                                  /s/ Thomas A. Holmes

                                  Thomas A. Holmes























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